Exhibit 99.1

Press Release                                                                                       For Immediate Release

GraphOn Contact:
Bill Swain
GraphOn Corporation
1.800.GRAPHON
www.graphon.com

GraphOn Corporation Announces

Executive Management and Board Appointments

Eldad Eilam Named President and COO, Steven Ledger Named Chairman of the Board

SANTA CRUZ, CA – January 18, 2012 – GraphOn Corporation (OTCBB: GOJO.OB), a leading worldwide developer of cloud application delivery and Web-enabling solutions, announced today that it has named Eldad Eilam as its president and chief operating officer, and has named Steven Ledger as the chairman of its board.

Mr. Eilam has served as chief technology officer of the company since August 2011. In addition to his new duties, he will continue in that role. Mr. Ledger has served as a member of the board of directors since August 2011. Bob Dilworth, who previously held the dual positions of chairman and CEO of GraphOn, will continue in his role as the company’s CEO.

The GraphOn board of directors has also approved increasing the size of the company’s board from its current five seats to seven seats, and has created a nominating process to manage the evaluation of potential new board candidates. The expansion of board seats represents a component of the company’s new strategic direction, enabling the company to benefit from the addition of new, value-added board directors with expertise relevant to the new direction.

In September 2011, GraphOn raised $7.1 million of equity capital and set forth on a path towards building an expanded, strategic intellectual property (IP) portfolio and related new product roadmap. As part of this new direction, GraphOn entered into a strategic alliance with ipCapital Group, Inc. (ipCG), a leading IP strategy firm, with ipCG’s founder and Managing Partner John Cronin joining the GraphOn board of directors. As previously announced, the initial evidence of the value of this alliance was the near doubling in the size of GraphOn’s IP portfolio of issued patents and patent applications, with the number of new patent applications filed equaling GraphOn’s already significant portfolio of issued patents. The filing of new patents is expected to continue at an equivalent rate during 2012.

“I’m very pleased to announce the promotion of Eldad Eilam,” said Bob Dilworth, GraphOn CEO. “I expect Eldad’s contribution to our major business activities to be increasingly significant as I assist him in his transition into his expanded responsibilities. As activity in both our new product and IP initiatives accelerate, it is an appropriate time to separate the functions of CEO and chairman,” Mr. Dilworth continued. “The appointment of Mr. Ledger as chairman will permit me to focus even more tightly on operational issues, while he provides strengthened investor relations support.”

About GraphOn Corporation
Founded in 1996, GraphOn Corporation is a publicly traded company headquartered in Santa Cruz, California. The company is an innovator of cost-effective, advanced solutions that help customers access applications from anywhere. GraphOn’s high-performance software solutions provide fast application access, cross-platform connectivity, and a centralized architecture that delivers a dramatically lower cost of ownership. The company’s GO-Global solutions can be used with Microsoft (MSFT) Windows, IBM AIX, Oracle (ORCL) Solaris, Hewlett-Packard (HPQ) HP-UX, Linux, Apple (AAPL) OS X and iOS, and other operating systems. For more information, call 1.800.GRAPHON in the USA, +44.1344.206549 in Europe, or visit www.graphon.com or www.facebook.com/graphon.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to GraphOn's most recent periodic and other reports filed with the Securities and Exchange Commission.

GraphOn and GO-Global are registered trademarks of GraphOn Corp. All other trademarks belong to their respective owners.

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